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                                 ACQUISITION AGREEMENT

        Agreement and Plan of Reorganization, dated as of January 28, 1997, between Winners All International, Inc., a Delaware corporation, hereinafter called "Winners All;" and Perma Seal International, Inc., a Florida corporation, hereinafter called "Perma Seal."

1. Plan Reorganization. All of the issued and outstanding capital stock of Perma Seal shall be acquired by Winners All Corporation, consisting of 1,000 shares of common stock, with a par value of $.01 per share in exchange solely for its voting stock having a par value.

2. Exchange of Shares. Winners All agrees that all of the outstanding shares of Perma Seal shall be exchanged with Winners All for 2,100,000 shares of common stock of Winners All.

Subject to approval of Perma Seal shareholders, such shares shall be issued to the respective stockholders of Perma Seal or pursuant to their instructions.

3. Delivery of Shares. Subject to the approval of the shareholders of Perma Seal, on the closing date, the Perma Seal stockholders will deliver certificates for the shares of Perma Seal duly endorsed with signatures guaranteed so as to make Winners All the sole owner thereof, free and clear of all claims and encumbrances; and on such closing date delivery of the Winners All shares will be made to the Perma Seal stockholders as above set forth.

Delivery by the Perma Seal stockholders will be made to the agent for Winners All at such place in or about Fort Lauderdale, Florida, or at such other place as may be determined by the parties. Time is of the essence.

4. Representations of Stockholders. Perma Seal represents and warrants as follows: That the shares shall be acquired by Perma Seal stockholders for their own beneficial account and will hold such shares of common stock of Winners All for Investment and not with a view to the unlawful distribution thereof and acknowledges that the certificates for the shares shall contain a restrictive legend thereon, restricting sale, transfer or hypothecation thereof unless the shares are the subject of an effective registration statement duly filed with the Securities and Exchange
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Commission under the Securities Act of 1933, as amended (the "Act"), or the issuer is provided, with an opinion of counsel, satisfactory to it, that registration is not required under the Act.

        (a) As of the closing date the Perma Seal stockholders will be the sole owners of the shares of Perma Seal appearing of record in their names; such shares will be free from claims claims, liens, or other encumbrances and such shareholders will have the unqualified right to transfer such shares.

        (b) The shares to be delivered by Perma Seal stockholders constitute validly issued shares of Perma Seal, fully paid and nonassessable.

         (c) Perma Seal is a start-up company with no substantial liabilities, either fixed or contingent, other than contracts or obligations in the usual course of business; and no such contracts or obligations in the usual course of business or liens or other liabilities which, if disclosed, would pose any substantial changes in the financial condition of Perma Seal.

        (e) Perma Seal is not involved in any pending litigation or governmental investigation or proceeding not reflected in such financial statements or otherwise disclosed in writing to Winners All and, to the knowledge of Perma Seal, no litigation or governmental investigation or proceeding is threatened against Perma Seal.

        (f) As of the closing date, Perma Seal will be in good standing as a Florida corporation.

5. Representations of Acquiring Corporation. Winners All represents and warrants as follows:

         (a) As of the closing date, the Winners All shares to be delivered to the Perma Seal stockholders will constitute the valid and legally issued shares of Winners All, fully paid and nonassessable, and will be legally equivalent in all respects to the common stock of Winners All issued and outstanding as of date hereof.
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         (b) The officers of Winners All are duly authorized to execute this agreement pursuant to authorization of its Board of Directors, a certified copy of the resolution of which will be provided to Perma Seal at closing.

         (c) Winners All is a publicly traded company that filed its last 10K report on July 3 1, 1994. At this time, all of the back 10K and 10Q reports are being prepared for filing by the accounting firm of Joel S. Baum, C.P.A. Winners All represents that subject to its Board of Director's approval, any and all of the Company's past operating history, including all assets, will be written off and starting new operations.

         (d) Winners All is not involved in any governmental investigation or proceeding not disclosed in writing to the Stockholders.

         (e) As of the closing date, Winners All will be in good standing as a Delaware corporation.

         (f) The shares of Perma Seal are being acquired by Winners All for an investment, and there is no present intention on the part of Winners All to dispose of such shares.

6. Conditions of Closing.

         (a) The closing date herein referred to shall be on or prior to January 28, 1997, or such other date as the parties hereto may mutually agree upon;

         (b) All representations and covenants herein made shall survive the closing;

         (c) At the closing the Perma Seal stockholders shall designate, nominate, constitute, and appoint Michael T. Adams as their agent to accept delivery of the certificates of Winners All stock to be issued in their respective names, and to give a good and sufficient receipt and acquittance for the same, and in connection therewith to make delivery of their stock in Perma Seal to Winners All;
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         (d) The obligations of Winners All hereunder are not conditioned upon its obtaining a permit from any regulatory authority, for the issuance of its common stock to Perma Seal stockholders as hereinabove provided;

         (e) The obligations of both Perma Seal and Winners All are not conditioned upon the receipt of a favorable tax ruling regarding the tax free character of the reorganization under I.R.C. Section 368(a)(1)(B);

7. Prohibited Acts. Perma Seal agrees not to do any of the following things prior to the closing date, and subject to their approval, will cause the Perma Seal stockholders to agree that prior to the closing date they will not request or to the extent practicable, permit Perma Seal to do any of the following things:

         (a) Declare or pay any dividends or other distributions on its stock or purchase or redeem any of its stock;

         (b) Issue any stock or other securities increasing the total number of shares outstanding (in excess of 1,000 shares), including any right or option to purchase or otherwise acquire any of its stock, or issue any notes or other evidences of indebtedness not in the usual course of business;

         (c) Make capital expenditures in excess of an aggregate of $25,000 except with the consent of Winners All.

8. Delivery of Records. The Stockholders agree that on or before the closing date they will cause to be delivered to Winners All such corporate records or other documents of Perma Seal as Winners All may reasonably request.

9. Assignment. This Agreement may not be assigned by any party without the written consent of the other party hereto.
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10. Notices. Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party to whom addressed, if mailed, postage prepaid, United States Registered Mail, to the following addresses:


Winners All Corporation
Attention of Edgar M. Reynolds, President
600 NW 44th Street, #2H
Fort Lauderdale, Florida 33321

Perma Seal International, Inc.
Attention of Barry M. Weinberg, President
3320 Pinewalk Drive North, Suite #1717
Margate, Florida 33063

11. Successors. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, and assigns.

Executed in multiple counterparts, each of which shall be deemed a duplicate original, as of the date first above written.


WINNERS ALL CORPORATION

by /s/ Edgar M. Reynolds
   -----------------------------
       Edgar M. Reynolds
       President

PERMA SEAL INTERNATIONAL, INC.

by /s/ Howard Weiser
   -----------------------------
       Howard Weiser
       Executive Vice President